Exhibit 99.1

NEWS COPY	INFORMATION CONTACT:
Kelly Wetzler
FOR IMMEDIATE RELEASE	(314) 746-2217

VIASYSTEMS ANNOUNCES THIRD QUARTER 2012 RESULTS

ST. LOUIS, November 7, 2012 – Viasystems Group, Inc. (NASDAQ:VIAS), a leading provider of complex multi-layer printed circuit boards and electro-mechanical solutions, today announced results for the third quarter ended September 30, 2012.

Highlights

•	Net sales were $327.4 million in the quarter ended September 30, 2012, a year-over-year increase of 17.4%, and a sequential increase over the immediately preceding quarter of 10.3%.

•	Giving pro forma effect to the May 2012 acquisition of DDi Corp., net sales declined 5.1% year-over-year and 4.0% sequentially.

•

Operating income in the quarter ended September 30, 2012 was $4.4 million, or 1.3% of net sales, and operating income includes special charges for i) approximately $5.9 million of restructuring costs reported in connection with recently committed reductions of workforce in the company’s printed circuit board factories in China, ii) approximately $4.0 million of costs related to manufacturing inefficiencies and the insurance deductible portion of inventories damaged in the previously-announced Guangzhou fire incident (“Guangzhou Fire”), iii) approximately $2.5 million of restructuring costs in connection with the previously announced closures of two factories in China, and iv) $0.8 million of costs incurred in connection with mergers, acquisitions and related integration activities. Excluding the effects of the special charges, operating income would have been $17.6 million, or 5.4% of net sales.

•

Adjusted EBITDA in the quarter ended September 30, 2012 was $41.2 million or 12.6% of net sales, compared with $40.3 million or 14.5% of net sales in the quarter ended September 30, 2011, and compared with $44.7 million or 15.0% of net sales in the immediately preceding quarter ended June 30, 2012. Adjusted EBITDA for the quarter ended September 30, 2012 has not been adjusted to exclude expenses of approximately $3 million for inefficiencies related to the Guangzhou Fire.

•	U.S. GAAP loss per basic and diluted share was $(0.49) for the quarter ended September 30, 2012, on approximately 20 million average shares outstanding.

•

Adjusted EPS was $0.27 for the quarter, excluding certain non-cash and special income and expense items. Adjusted EPS for the quarters ended September 30, 2011 and June 30, 2012, was $0.50 and $0.75, respectively. Adjusted EPS for the quarter ended September 30, 2012 has not been adjusted to exclude expenses of approximately $3 million for inefficiencies related to the Guangzhou Fire.

“Our reported net sales of $327.4 million for the quarter were within our projected range of $325-335 million,” noted Viasystems’ CEO David M. Sindelar. “The previously-reported fire in our Guangzhou factory late in the quarter had only an estimated $5-7 million adverse impact on the quarter’s billings, thanks in large part to the facts that, first, we hold finished-product inventories for the benefit of many of our customers and, second, we were able to utilize our other factories to meet customers’ demand. While we are not yet back to full capacity as a result of lead times for certain replacement equipment, we have worked diligently with customers to re-source affected products from our other factories, or from customers’ other suppliers.”

“Our actions to integrate the operations of our most recent acquisition are running at, or ahead of, our planned pace,” continued Mr. Sindelar. “While an integration of this magnitude is always a continuing challenge, I am happy with the progress our team has so far made to streamline the combined cost environment and to achieve the anticipated economies of scale.”

“As I look forward,” commented Sindelar, “similar to reports by many of our customers, suppliers and competitors, we are seeing signs of soft demand as we enter the final quarter of 2012. Further, I believe the effects of reduced demand for our company are being exaggerated by the required closure of our Huizhou, China factory and the production interruption caused by the fire in our Guangzhou, China factory. I expect a more significant fire-related impact in our fourth quarter than we experienced in our third quarter. Taken together with seasonally lower fourth quarter expectations, our book-to-bill ratio was less than one-to-one for the third quarter.”

“While each of our end markets is feeling some effect of declining general market conditions,” added Sindelar, “the most significant impacts were experienced in our automotive business. In automotive, the overall slowing was exaggerated by the fire in Guangzhou, by certain customers’ reactions to our selling price increases last year, and by the re-introduction of a competitor’s capacity in Thailand after last year’s flood.”

Financial Results

The company reported net sales of $327.4 million for the three months ended September 30, 2012. Year-over-year and sequential increases of 17.4% and 10.3%, respectively, were primarily the result of the company’s acquisition of DDi on May 31, 2012. Giving pro forma effect to the May 2012 acquisition of DDi Corp., net sales declined 5.1% year-over-year and 4.0% sequentially. The pro forma decline was driven primarily by reduced demand for the company’s automotive products, which the company attributes to the effects of i) softening global economic conditions, ii) the company’s announced closure of its Huizhou, China printed circuit board factory that served primarily automotive customers, and iii) certain customers’ adverse reaction to the company’s selling price increases implemented in the second half of 2011.

Cost of goods sold (excluding items shown separately in the income statement) as a percent of net sales deteriorated to 80.0% for the quarter ended September 30, 2012, compared to 78.6% in the corresponding quarter a year ago, and compared to 79.3% in the immediately preceding quarter ended June 30, 2012. Included in cost of goods sold for the three months ended September 30, 2012 were i) approximately $3 million of costs for idle manufacturing resources incurred following the Guangzhou Fire, and ii) approximately $0.5 million restructuring charges related to process inventories made obsolete by the company’s closure of its Huizhou, China factory.

Operating income was $4.4 million or 1.3% of net sales in the three months ended September 30, 2012, compared with $21.4 million or 7.7% of net sales for the third quarter of 2011, and compared with $8.7 million or 2.9% of net sales for the three months ended June 30, 2012. Included in operating costs during the three months ended September 30, 2012 were i) approximately $10.0 million of restructuring costs related to a) the previously announced closures of two factories in China, b) the integration of the business acquired from DDi Corp., c) a reduction of workforce to streamline continuing operating costs in China, and d) the insurance deductible for inventories damaged in the Guangzhou Fire, ii) approximately $3 million of manufacturing inefficiencies related to the Guangzhou Fire, and iii) approximately $0.2 million travel and other expenses related to acquisitions. Excluding such costs, operating income for the quarter ended September 30, 2012 would have been approximately $17.6 million, or 5.4% of net sales.

Adjusted EBITDA, on a non-GAAP basis, was $41.2 million or 12.6% of net sales for the three months ended September 30, 2012, compared with $40.3 million or 14.5% of net sales for the third quarter of 2011, and compared with $44.7 million or 15.0% of net sales for the three months ended June 30, 2012. A reconciliation of operating income to Adjusted EBITDA is provided at the end of this news release.

For the three months ended September 30, 2012, net loss was $(9.5) million, of which $(9.8) million was attributable to common stockholders, and resulted in $(0.49) of loss per basic and diluted share. Adjusted EPS, on a non-GAAP basis, for the three months ended September 30, 2012 was $0.27. A reconciliation of GAAP diluted earnings per share to Adjusted EPS is provided at the end of this news release.

Segment Information

Net sales and operating income in the company’s Printed Circuit Boards segment for the third quarter of 2012 were $269.5 million and $3.0 million, respectively, compared with Printed Circuit Boards segment net sales and operating income of $224.4 million and $20.8 million, respectively, for the third quarter of 2011 and compared with Printed Circuit Boards segment net sales and operating income of $240.4 million and $15.1 million, respectively, for the quarter ended June 30, 2012. Included in the reported expenses of the Printed Circuit Boards segment in the quarter ended September 30, 2012 are i) approximately $6.1 million restructuring costs for employment terminations in China, ii) approximately $3 million costs of goods sold related to idle manufacturing resources incurred following the Guangzhou Fire, iii) approximately $2.4 million non-employment costs related to the closure of the company’s Huizhou, China factory, iv) approximately $0.9 million restructuring costs for the insurance deductible portion of inventories damaged in the Guangzhou Fire , and v) approximately $0.5 million restructuring costs for employment terminations and other activities related to the integration of acquired companies. Excluding such costs, operating income in the Printed Circuit Boards segment for the quarter ended September 30, 2012 would have been approximately $15.9 million.

Net sales and operating income in the company’s Assembly segment for the third quarter of 2012 were $57.9 million and $1.6 million, respectively, compared with Assembly segment net sales and operating income of $54.4 million and $0.7 million, respectively, for the third quarter of 2011 and compared with Assembly segment net sales and operating income of $56.5 million and $1.6 million, respectively, for the quarter ended June 30, 2012. Compared to the third quarter of 2011, Assembly segment net sales increased in the industrial & instrumentation, automotive and telecommunications end markets, but declined in the computer and datacommunications end market. Compared to the immediately preceding three months ended June 30, 2012, increased Assembly segment net sales to customers in the telecommunications end market were responsible for substantially all of the segment’s sequential growth.

Pro Forma Information

The company’s net sales of $327.4 million for the quarter ended September 30, 2012 declined by approximately 5.1% compared to approximately $345.0 million pro forma combined net sales of Viasystems and DDi for the three months ended September 30, 2011, which included approximately $66.2 million of net sales by DDi. Similarly, net sales in the third quarter of 2012 declined by approximately 4.0% sequentially compared to the $341.0 million pro forma combined net sales of Viasystems and DDi for the three months ended June 30, 2012, which included approximately $44.1 million net sales by DDi. Year-over-year, decreased pro forma net sales into automotive, telecommunications, and military and aerospace end markets were partly offset by increased pro forma net sales into to customers in the industrial & instrumentation, and the computer and datacommunications end markets. Sequentially, pro forma net sales decreased into the automotive, industrial & instrumentation and telecommunications end markets, which were partially offset by increased pro forma net sales to customers in the computer and datacommunications end market, while pro forma net sales in the military and aerospace end market remained flat.

Cash and Working Capital

Cash and cash equivalents at September 30, 2012 were $94.4 million, compared with $71.3 million at December 31, 2011. Cash provided by operating activities during the nine months ended September 30, 2012 was $70.7 million, of which $38.5 million was provided during the third quarter. The company’s cash cycle metric of 33.7 days at September 30, 2012 was consistent with the pro forma result for that metric during the preceding quarter.

During the nine months ended September 30, 2012, the company used a net $344.7 million of cash for investing activities, of which $28.7 million was spent during the third quarter. In particular, capital expenditures during the nine months ended September 30, 2012 were $81.5 million, of which $29.0 million was spent during the third quarter, including approximately $4.1 million spent at locations acquired from DDi. During the quarter ended September 30, 2012, approximately $17.9 million of capital expenditures were incurred in connection with capacity expansion, relocation of facilities, replacement of fire-damaged equipment and other special projects.

During the first three quarters of 2012, financing activities provided a net $297.1 million cash proceeds for the company. Financing activities during the quarter ended September 30, 2012 used approximately $0.3 million cash to make scheduled mortgage payments and approximately $0.2 million cash to fund costs of the financing instruments entered in connection with the DDi acquisition in the preceding quarter.

Year-to-date through September, the company has used a net of approximately $24.1 million cash for interest payments, of which $0.4 million was paid during the third quarter, and has used a net of approximately $11.3 million cash for payment of income taxes, of which $2.7 million was paid during the three months ended September 30, 2012. After the end of the quarter, on the November 1, 2012 scheduled payment date, the company paid approximately $21.7 million for interest on the 2019 Notes.

Use of Non-GAAP Financial Measures

In addition to the condensed consolidated financial statements presented in accordance with U.S. GAAP, management uses certain non-GAAP financial measures, including “Adjusted EBITDA” and “Adjusted EPS”.

Adjusted EBITDA is not a recognized financial measure under U.S. GAAP, and does not purport to be an alternative to operating income or an indicator of operating performance. Adjusted EBITDA is presented to enhance an understanding of operating results and is not intended to represent cash flows or results of operations. The Board of Directors, lenders and management use Adjusted EBITDA primarily as an additional measure of operating performance for matters including executive compensation and competitor comparisons. The use of this non-GAAP measure provides an indication of the company’s ability to service debt, and management considers it an appropriate measure to use because of the company’s leveraged position.

Adjusted EBITDA has certain material limitations, primarily due to the exclusion of certain amounts that are material to the company’s consolidated results of operations, such as interest expense, income tax expense, and depreciation and amortization. In addition, Adjusted EBITDA may differ from the Adjusted EBITDA calculations reported by other companies in the industry, limiting its usefulness as a comparative measure.

The company uses Adjusted EBITDA to provide meaningful supplemental information regarding operating performance and profitability by excluding from EBITDA certain items that the company believes are not indicative of its ongoing operating results or will not impact future operating cash flows, which include restructuring and impairment charges, loss on early extinguishment of debt, stock compensation, costs associated with acquisitions and equity registrations, and other, net.

Adjusted EPS is not a recognized financial measure under U.S. GAAP, does not purport to be an indicator of the company’s financial performance, and might not be consistent with measures used by other companies. The company’s management believes this supplemental measure is useful in understanding underlying trends of the business and analyzing the effects of certain events that are infrequent or unusual for the company.

Adjusted EPS has certain material limitations, primarily due to the exclusion of certain amounts from earnings that are material to the company’s consolidated results of operations, such as costs associated with acquisitions and equity registrations, restructuring and impairment charges, certain interest and other expenses, and certain adjustments to net income to arrive at net income available to common stockholders. As a result, Adjusted EPS differs materially from the earnings per share calculations reported by other companies in the industry, limiting its usefulness as a comparative measure.

Investor Conference Call

Viasystems will broadcast live via internet an investor conference call at 11:00 a.m. Eastern Time today, November 7, 2012. The live listen-only audio of the conference call will be available at http://investor.viasystems.com. The live conference call will be available by telephone for professional investors and analysts by dialing 877-640-9867 (toll-free) or 914-495-8546.

A telephonic replay of the conference call will be available for one week at 855-859-2056 or 404-537-3406. Replay listeners should enter the conference ID 52106503. The webcast replay will be available at http://investor.viasystems.com for an indefinite period.

Forward Looking Statements

Certain statements in this communication constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of the current beliefs, expectations and assumptions of the management of Viasystems regarding future events and are subject to significant risks and uncertainty. Statements regarding our expected performance in the future are forward-looking statements. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Viasystems undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise, except to the extent required by law. Actual results may differ materially from those expressed or implied. Such differences may result from a variety of factors, including but not limited to: legal or regulatory proceedings; the ability of Viasystems to successfully integrate DDi’s operations, product lines and technology and to realize additional opportunities for growth; any actions taken by the company, including but not limited to, restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions); or developments beyond the company’s control, including but not limited to, changes in domestic or global economic conditions, competitive conditions and consumer preferences, adverse weather conditions or natural disasters, health concerns, international, political or military developments and technological developments. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth under the heading “Item 1A. Risk Factors,” in the Annual Report on Form 10-K filed by Viasystems with the SEC on February 15, 2012, Item 1A. Risk Factors,” in the Quarterly Report on Form 10-Q filed by Viasystems with the SEC on May 9, 2012 and in Viasystems’ other filings made from time to time with the SEC and available at the SEC’s website, www.sec.gov.

About Viasystems

Viasystems Group, Inc. is a technology leader and a worldwide provider of complex multi-layer printed circuit boards (PCBs) and electro-mechanical solutions (E-M Solutions). Its PCBs serve as the “electronic backbone” of almost all electronic equipment, and its E-M Solutions products and services include integration of PCBs and other components into finished or semi-finished electronic equipment, for which it also provides custom and standard metal enclosures, cabinets, racks and sub-racks, backplanes and busbars. Viasystems’ approximately 14,400 employees around the world serve over 1,000 customers in the automotive, telecommunications, industrial & instrumentation, computer and datacommunications, and military and aerospace end markets. For additional information about Viasystems, please visit the company’s website at www.viasystems.com.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011
Net sales	$327,352	$296,861	$278,818
Operating expenses:
Cost of goods sold, exclusive of items shown separately	261,953	235,556	219,233
Selling, general and administrative	27,635	31,228	21,216
Depreciation	22,246	18,579	16,508
Amortization	1,679	802	428
Restructuring and impairment	9,480	1,958	—

Operating income	4,359	8,738	21,433
Other expense (income):
Interest expense, net	11,257	12,144	7,235
Amortization of deferred financing costs	730	766	503
Loss on early extinguishment of debt	—	24,234	—
Other, net	(272)	(710)	439

(Loss) income before income taxes	(7,356)	(27,696)	13,256
Income taxes	2,189	5,342	5,871

Net (loss) income	$(9,545)	$(33,038)	$7,385

Less:
Net income attributable to noncontrolling interest	243	271	524

Net (loss) income attributable to common stockholders	$(9,788)	$(33,309)	$6,861

Basic (loss) earnings per share	$(0.49)	$(1.67)	$0.34

Diluted (loss) earnings per share	$(0.49)	$(1.67)	$0.34

Basic weighted average shares outstanding	19,994,820	19,990,628	19,980,792

Diluted weighted average shares outstanding	19,994,820	19,990,628	20,131,738

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	September 30, 2012	December 31, 2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$94,387	$71,281
Restricted cash	6,830	—
Accounts receivable, net	214,430	196,065
Inventories	118,780	116,457
Prepaid expenses and other	35,724	34,280

Total current assets	470,151	418,083
Property, plant and equipment, net	421,909	307,290
Goodwill and other noncurrent assets	276,065	113,876

Total assets	$1,168,125	$839,249

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$12,225	$10,054
Accounts payable	192,154	195,908
Accrued and other liabilities	107,777	75,388

Total current liabilities	312,156	281,350
Long-term debt, less current maturities	563,906	216,716
Other non-current liabilities	50,107	48,111

Total liabilities	926,169	546,177

Total stockholders’ equity	241,956	293,072

Total liabilities and stockholders’ equity	$1,168,125	$839,249

This information is intended to be reviewed in conjunctions with the company’s filings with the Securities and Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

(unaudited)

	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011
Net cash provided by operating activities	$70,687	$39,978

Cash flows from investing activities:
Acquisition of DDi, net of cash acquired	(253,464)	—
Capital expenditures	(81,497)	(75,134)
Acquisition of remaining interest in joint venture	(10,106)	—
Proceeds from disposals of property	390	516

Net cash used in investing activities	(344,677)	(74,618)

Cash flows from financing activities:
Proceeds from 7.875% Senior Secured Notes	550,000	—
Repayment of 12.0% Senior Secured Notes	(236,295)	—
Financing and other fees	(16,213)	—
Repayments of mortgages and credit facilities, net of borrowings	(396)	—
Proceeds from exercise of stock options	—	18
Repayments of capital lease obligations	—	(208)
Distributions to noncontrolling interest	—	(229)

Net cash provided by (used in) financing activities	297,096	(419)

Net change in cash and cash equivalents	23,106	(35,059)
Beginning cash	71,281	103,599

Ending cash	$94,387	$68,540

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

NET SALES AND BALANCE SHEET STATISTICS

(dollars in millions)

(Unaudited)

	Three Months Ended
	September 30, 2012		June 30, 2012 (a)		September 30, 2011(a)
Net sales by segment
Printed Circuit Boards(a)	$269.5	82%	$240.4	81%	$224.4	80%
Assembly	57.9	18%	56.5	19%	54.4	20%

	$327.4	100%	$296.9	100%	$278.8	100%

(a)	Excludes $44.1 and $66.2 net sales by DDi Corp. during the three months ended June 30, 2012 and September 30, 2011, respectively.

	Percentage of Pro Forma(b) Net Sales			PF(b) Net Sales Increase
	Three Months Ended			Sequential: 3Q12 vs 2Q12	Year/Year: 3Q12 vs 3Q11
	Sep. 30, 2012	Jun. 30, 2012	Sep. 30, 2011
Pro forma(b) net sales by end market
Automotive	28%	30%	33%	(10%)	(19%)
Industrial & Instrumentation	29%	29%	25%	(4%)	9%
Computer and Datacommunications	18%	17%	16%	3%	7%
Telecommunications	15%	15%	16%	(1%)	(10%)
Military and Aerospace	10%	9%	10%	0%	(6%)

	100%	100%	100%	(4%)	(5%)

(b)	Includes the effects of $44.1 and $66.2 net sales by DDi Corp. during the three months ended June 30, 2012 and September 30, 2011, respectively.

	3Q12	2Q12(c)	1Q12	4Q11	3Q11
Working capital metrics
Days’ sales outstanding	59.0	58.8	63.4	65.6	63.9
Inventory turns	8.8	8.0	7.5	7.1	7.9
Days’ payables outstanding	66.1	70.0	79.7	85.8	80.0
Cash cycle (days)	33.7	33.8	32.0	30.8	29.4

(c)	Adjusted for the effects of working capital acquired from DDi Corp.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

RECONCILIATION OF OPERATING INCOME

TO ADJUSTED EBITDA

(dollars in millions)

(Unaudited)

	Three Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011
Operating income	$4.4	$8.7	$21.4
Add-back:
Depreciation and amortization	23.9	19.4	16.9
Restructuring and impairment	10.0	2.0	—
Non-cash stock compensation expense	2.7	2.7	1.9
Costs relating to acquisitions and equity registrations	0.2	11.9	0.1

Adjusted EBITDA	$41.2	$44.7	$40.3

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

RECONCILIATION OF DILUTED EARNINGS PER SHARE

TO ADJUSTED EARNINGS PER SHARE

(dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011
Net (loss) income attributable to common stockholders (GAAP)	$(9,788)	$(33,309)	$6,861
Adjustments:
Non-cash stock compensation expense	2,700	2,669	1,850
Amortization	2,409	1,568	931
Restructuring and impairment	9,970	1,958	—
Costs related to acquisitions and equity registrations	225	11,925 (a)	95
Loss on early extinguishment of debt	—	24,234	—
Transition period interest	—	4,169 (b)	—
Special income tax items	—	1,716	(11)
Non-cash interest	—	266	399
Income tax effects of adjustments	43	(44)	—

Adjusted net income attributable to common stockholders	$5,559	$15,152	$10,125

Diluted weighted average shares outstanding	20,233,612	20,252,446	20,131,738

Diluted (loss) earnings per share (GAAP)	$(0.49)	$(1.67)	$0.34

Adjusted EPS	$0.27	$0.75	$0.50

(a)	Includes i) approximately $7,978 fees and expenses related to the acquisition of DDi, plus ii) $3,947 representing the fair value write-up of inventories purchased in connection with the DDi acquisition.
(b)	Represents i) approximately $2,200 cash interest expense on the 12.0% 2015 Notes incurred during the “call period” between the April 30, 2012 issuance date of the 7.875% 2019 Notes and the May 30, 2012 final termination date of the 12.0% 2015 Notes, plus ii) approximately $1,969 cash interest expense on the 7.875% 2019 Notes between the April 30, 2012 issuance of the 2019 Notes and the May 31, 2012 acquisition date of DDi.